UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C
(Amendment No. 1)

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

☐	Definitive Information Statement

RIDGEFIELD ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

RIDGEFIELD ACQUISITION CORP.

732 S 6th St., Suite R
Las Vegas,  NV 89101
(510) 244-0424

October __, 2025

Dear Shareholder:

THIS IS A NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT. THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTERS DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being furnished to holders of shares of common stock, par value $0.001 per share (the “Common Stock”), of Ridgefield Acquisition Corp. (the “Company”) with respect to the following items (collectively, the “Corporate Actions”):

1.	The approval of a Certificate of Amendment to the Company’s Articles of Incorporation pursuant to which the issued and outstanding shares of common stock of the Company will be subject to a 1-for-10,000 reverse stock split in which every 10,000 shares will become one share. No fractional shares will be issued in the reverse split to any shareholder holding fewer than 10,000 shares of common stock immediately prior to the split; instead, those holders will receive a cash payment of $0.02 for each outstanding share of common stock they hold immediately before the split, representing the fair market value of such shares as determined by the Board of Directors of the Company.

2.	The approval of a second Certificate of Amendment to the Company’s Articles of Incorporation, to become effective immediately after the filing of the first Certificate of Amendment, pursuant to which the outstanding shares of the Company, after giving effect to the reverse split and payment in lieu of fractional shares, will be subject to a 10,000-for-1 forward stock split, pursuant to which each share of common stock outstanding following consummation of the Reverse Split will be converted back into 10,000 shares of common stock, and the authorized capital stock of the Company will be increased to 75,000,000 of which 70,000,000 will be common stock and 5,000,000 will be preferred stock.

Copies of the Certificates of Amendment are attached as Appendices A and B to this Information Statement. The Certificates of Amendment will not be filed with the Nevada Secretary of State and will not become effective until at least 20 calendar days after this Information Statement is first mailed to shareholders, as required by Rule 14c-2 under the Securities Exchange Act of 1934.

Each of the Corporate Actions items was approved on September 15, 2025 by the Board of Directors of the Company and by shareholders holding a majority of the Company’s voting power by written consent in lieu of a meeting of shareholders. Under Nevada law, this is sufficient authorization for completion of the Corporate Actions, and your vote or consent is not requested or required to approve these matters. You do not need to do anything in response to this Information Statement.

This Information Statement is being furnished to the Company’s shareholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (“SEC”) thereunder, solely for the purpose of informing the Company’s shareholders of the actions taken by the written consent.

NO VOTE OR OTHER ACTION OF THE COMPANY’S SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

This Information Statement describes the purpose and provisions of the Corporate Actions and provides additional information about the Company.

By Order of the Board of Directors of
RIDGEFIELD ACQUISITION CORP.

By:	/s/ Steven N. Bronson
Steven N. Bronson
Chief Executive Officer

2

RIDGEFIELD ACQUISITION CORP.

INFORMATION STATEMENT PURSUANT TO SECTIONS 13(e) AND 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULES 13e-3 AND 14c-2 THEREUNDER

October __, 2025

This Information Statement is being furnished to the holders of record of shares of common stock, par value $0.001 per share (the “Common Stock”), of Ridgefield Acquisition Corp. (the “Company”) at the close of business on September 15, 2025 in connection with action taken by the holders of a majority of the Company’s voting stock.

Summary Term Sheet

The following summary term sheet provides a brief overview of the material terms of the Reverse Split (defined below) and Forward Split (defined below) approved by written consent of the holders of a majority of the outstanding shares of Common Stock of the Company. This summary does not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information contained elsewhere in this Information Statement and in the Company’s accompanying Schedule 13E-3 filed with the Securities and Exchange Commission (the “SEC”). The Company urges you to read the entire Information Statement and each of the documents that it has attached as an Annex to this Information Statement carefully.

•	The Board of Directors (the “Board”) of the Company has authorized a 1-for-10,000 Reverse Split of the Company’s Common Stock, followed immediately by a 10,000-for-1 Forward Split of the Company’s Common Stock. See also the information under the captions “Description of the Transaction – Corporate Actions”, “Description of the Transaction – Approval by the Board of Directors”, “Description of the Transaction – Reverse Split”, and “Description of the Transaction – Forward Split” in this Information Statement.

•	The Board has determined that the Reverse and Forward Splits are fair to and in the best interest of the Company’s unaffiliated shareholders, including those shareholders owning shares being cashed out pursuant to the Reverse Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Split. See also the information under the caption “Description of the Transaction – Fairness” in this Information Statement.

•	The Company’s majority shareholder, Steven N. Bronson controls 27,672,362 shares of Common Stock, representing approximately 99.3% of the outstanding shares of Common Stock, and the majority shareholder has voted all such shares which it controls in favor of the Reverse and Forward Splits. See also the information under the captions “Description of the Transaction – Shareholder Action by Written Consent” and “Information About the Company – Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.

•	The Reverse Split and Forward Split will occur without any action required by you. See also the information under the captions “Description of the Transaction – Corporate Actions”, and “Description of the Transaction – Shareholder Action by Written Consent” in this Information Statement.

•	If you hold fewer than 10,000 shares of Common Stock immediately prior to the Reverse Split, the number of shares of Common Stock that you hold will be cashed out as a result of the Reverse Split, and you will receive a cash payment in lieu of fractional shares. You will not need to take any action, and following the payment, you will no longer hold any shares of Common Stock in the Company. See also the information under the captions “Description of the Transaction – Corporate Actions”, “Description of the Transaction – Reverse Split”, and “Description of the Transaction – Effects on Shareholders” in this Information Statement.

•	If you hold more than 10,000 shares of Common Stock immediately prior to the Reverse Split, the number of shares of Common Stock that you hold will not change, and you will not receive any cash payments. You will not need to take any action and will continue to hold Common Stock in the Company with the same number of shares held immediately prior to the Reverse Split. See also the information under the captions “Description of the Transaction – Corporate Actions”, “Description of the Transaction – Forward Split”, and “Description of the Transaction – Effects on Shareholders” in this Information Statement.

•	The Reverse and Forward Splits are not expected to affect the Company’s current business plan or operations, except for the anticipated cost and management time savings associated with termination of its reporting obligations as a public company. See also the information under the captions “Description of the Transaction – Fairness” and “Description of the Transaction – Effects on Shareholders” in this Information Statement.

•	The purpose of this transaction is to reduce the number of record holders of the Company’s Common Stock to enable the Company to terminate its registration under Section 12(g) of the Exchange Act and suspend its reporting obligations under Section 15(d). The Company intends to deregister to reduce the Company’s administrative and accounting costs associated with being a public reporting company. See also the information under the captions “Description of the Transaction – Purpose of the Splits” and “Description of the Transaction - Fairness” in this Information Statement.

•	When the Reverse Split becomes effective, the Company will be eligible to deregister its Common Stock under the Exchange Act. Following deregistration, Company shareholders will not be provided with periodic or other reports regarding the Company. See also the information under the captions “Description of the Transaction – Purpose of the Splits” and “Description of the Transaction – Fairness” in this Information Statement.

•	The Company has the financial resources to pay the cash consideration and related expenses, the costs of which are anticipated to be approximately [_______], to be funded from the Company’s cash on hand. See also the information under the captions “Description of the Transaction – Reverse Split” and “Description of the Transaction – Expenses” in this Information Statement.

•	For shareholders who receive a cash payment and cease to hold, either directly or indirectly, shares of Common Stock following the Reverse Split, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those shareholders that retain all of their shares of Common Stock incident to the Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Description of the Transaction – Federal Income Tax Consequences” in this Information Statement.

•	You are not entitled to appraisal rights under either the Company’s governance documents or the Nevada Revised Statutes. See also the information under the caption “Description of the Transaction – Dissenters’ Rights” in this Information Statement.

Description of the Transaction

Corporate Actions

Holders representing a majority of the Company’s outstanding shares have executed a written consent in lieu of a meeting to approve the following corporate actions (collectively, the “Corporate Actions”):

•

Approval of an amendment to the Company’s Articles of Incorporation (the “Reverse Split Amendment”) to effect a reverse stock split (the “Reverse Split”) of the Company’s issued and outstanding Common Stock at a ratio of 10,000 shares for 1 share, in connection with which holders who hold fewer than 10,000 shares (the “Minimum Number”) prior to the split and who will therefore hold less than one full share of Common Stock immediately after the split will receive cash in the amount of $0.02 per share for each outstanding share of Common Stock held by said shareholders immediately before the split, representing the fair market value of such shares as determined by the Board;

•

Approval of an amendment to the Company’s Articles of Incorporation (the “Forward Split Amendment”) to effect a forward stock split (the “Forward Split”) of the Company’s issued and outstanding Common Stock at a ratio of 10,000 shares for 1 share and an increase in the authorized Common Stock of the Company from 30,000,000 shares to 70,000,000;

•	Authorization of the Board to file the Certificate of Amendment for each of the foregoing amendments with the Nevada Secretary of State to effect the Reverse Split and Forward Split.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being mailed to shareholders on or about [_______________] to inform you of the actions taken by written consent. These actions have been approved by the written consent of shareholders holding approximately 99.3% of the Company’s outstanding voting securities. No other votes are required.

Approval by the Board of Directors

The adoption of the Corporate Actions, including the Reverse Split Amendment, the Forward Split Amendment and the determination of the fair market value of the shares, were approved by the Board on September 15, 2025. The Board consists of Steven N. Bronson and Leonard Hagan. Each director beneficially owns in excess of the Minimum Number of shares that would result in a fractional share interest and will therefore not be receiving cash in lieu of fractional shares following the Reverse Split (except, in the case of Mr. Bronson, for 7,500 shares held in a separate retirement account) and thus could be considered to have a personal interest in the Corporate Actions.

Mr. Hagan is the sole director who is not an employee of the Company and he approved the terms of the Corporate Actions.

Shareholder Action by Written Consent

The Nevada Business Corporations Act Section 78.320 of the Nevada Revised Statutes, provides, in substance, that, unless a corporation’s Articles of Incorporation provides otherwise, shareholders may take an action without a meeting of shareholders and without prior notice if a consent or consents in writing that sets forth the action so taken is signed by the holders of outstanding voting stock holding not less than the minimum number of votes that would be necessary to approve that action at a shareholders meeting. The action becomes effective when written consents from holders of record of a majority of the outstanding voting power are executed and delivered to the corporation.

As of September 15, 2025 (the “Record Date”), there were 27,860,773 shares of Common Stock issued and outstanding. Each share of Common Stock has one vote.

Steven N. Bronson, the Chief Executive Officer and one of two directors of the Company, holds a total of 27,672,362 shares of the Company’s Common Stock directly and through an affiliated entity, representing approximately 99.3% of the voting power of the Company as of the Record Date, and has approved the Corporate Actions, thereby satisfying this requirement. No approval by any other shareholders is required for the Corporate Actions to proceed.

Special Factors

Purpose of the Splits

The primary purpose of the reverse split and forward split is to enable the Company to reduce the number of its record holders of Common Stock to a number at which the Company will be eligible to terminate the registration of the Common Stock under the Exchange Act and suspend the Company’s duty to file periodic reports and other information with the SEC under Section 13(a) thereunder. We believe that the termination of registration is in the Company’s best interests as it will eliminate the costs associated with the reporting requirements and the auditing of the Company’s financial statements and the expense of maintaining a large number of small shareholders.

In addition, even though the Company is a public reporting company, its Common Stock trades very sporadically on the “pink sheets”, so that shareholders do not have a meaningful ability to sell their shares. The benefit of the combined Reverse Split and Forward Split for small shareholders is to provide them with the ability to receive cash for their shares, which is not presently a viable option.

Reverse Split

The Reverse Stock Split Amendment provides for a reverse stock split of the Company’s outstanding Common Stock at a ratio of 1-for-10,000. As a result, every 10,000 shares of issued and outstanding Common Stock will automatically convert into 1 share of Common Stock. The Reverse Split will not affect the number of authorized shares or the par value per share.

No fractional shares will be issued in connection with the Reverse Split to any shareholder holding fewer than 10,000 shares prior to the split. Instead, any such shareholder will receive cash in the amount of $0.02 for each share held prior to giving effect to the split, representing the fair market value of the shares as determined by the Board.

The funds required for the purchase of fractional shares will be obtained from the Company’s working capital, and fractional shares so purchased by the Company will be retired. The Company does not have any alternative financing plans or arrangements.

Forward Split

The Forward Split Amendment provides for a 10,000-for-1 forward stock split of the shares outstanding after giving effect to the Reverse Split and the cash payment in lieu of fractional shares. As a result, each then-outstanding share will automatically convert into 10,000 shares of Common Stock. Following the Forward Split, shareholders who held more than 10,000 shares prior to the Reverse Split will own the same number of shares as they did before, representing the same proportionate equity interest in the Company (except as may result from the cash payment in lieu of fractional shares following the Reverse Split).

Fairness

Each of Steven N. Bronson and SB4 Investments LLC, a Nevada limited liability company, who have been deemed a “filing person” for purposes of Schedule 13E-3, has adopted the analysis and conclusions of the Board regarding the material factors upon which it was determined that the Rever Split and Forward Split are fair to the Company’s unaffiliated shareholders.

The Board, including Mr. Hagan, the sole director not employed by the Company, determined that the Reverse Split and Forward Split, including the cash payment of $0.02 for each fractional share held prior to the Reverse Split, is substantively and procedurally fair to and in the best interests of all unaffiliated shareholders, including those whose shares will be cashed out and those who will be continuing shareholders of the Company. The Board did not obtain a formal fairness opinion from an independent financial advisor, given the Company’s limited operations, negative book value, and the significant costs relative to the size of the transaction. Instead, the Board relied on its own knowledge of the Company’s financial condition, trading history, and prospects, as well as publicly available market information, internal financial data, and discussions among the directors.

In determining the fairness of the Reverse Split and Forward Split and determining the cash consideration to be paid to shareholders in lieu of fractional shares, the Board considered a number of factors including the following:

•	Trading history and prior transactions. The Board reviewed the current and historical trading prices and quoted market prices of the Company’s Common Stock, as well as the purchase price per share paid by Mr. Bronson in 2024, as described under “Information About the Common Stock — Market Price” and “Information About the Common Stock — Prior Stock Purchases” below.

•	Premium to market. The Board considered that the fair market value per share, as determined by the Board, represents a substantial premium over the last quoted market price of the Common Stock, as discussed under “Information About the Common Stock — Market Price.”

•	Lack of market liquidity. The Board noted the absence of a meaningful trading market for the Company’s shares and the limited opportunities available to shareholders to sell or otherwise realize value for their holdings.

•	Financial condition of the Company. The Board took into account the Company’s lack of revenue, its status as a shell company without operations and its negative book value per share, and Mr. Bronson’s unwillingness to continue to fund the Company’s operating expenses as a SEC reporting company, which together make the potential for future appreciation in the value of the shares highly speculative.

•	Reduction in public company reporting and information. The Board recognized that, following the effectiveness of the transaction and the deregistration of the Common Stock under the Exchange Act, shareholders who remain will no longer have access to SEC-mandated reports and will receive significantly less information regarding the Company’s business, operations, and financial condition.

•	Loss of liquidity for remaining shareholders. After the transaction, no established public market will exist for the Company’s Common Stock, which may make it difficult or impossible for remaining shareholders to sell their shares or determine their market value.

•	Loss of opportunity for cashed-out shareholders. The Board considered that shareholders whose fractional interests are converted into cash will cease to have any equity interest in the Company and therefore will not participate in any potential future appreciation in the value of the Company’s shares.

After considering all of the foregoing factors, both favorable and unfavorable, and without assigning relative weights to any individual factor, the Board concluded that the Reverse Split and Forward Stock Split are fair to unaffiliated shareholders from both a financial and procedural standpoint. The Board determined that, on balance, the transaction provides a fair opportunity for shareholders with small holdings to receive cash for their shares at a reasonable price, while allowing the Company to reduce the substantial administrative and compliance costs associated with maintaining its status as a public reporting company. Although the Board recognized the potential disadvantages of the transaction, including the loss of liquidity, reduced information availability, and the involuntary cash-out of certain shareholders, it determined that these disadvantages are outweighed by the benefits of the transaction to the Company and its shareholders as a whole.

The Board determined not to condition the approval of the Reverse Split and Forward Stock Split on approval by a majority of unaffiliated shareholders because Nevada law does not require the approval of unaffiliated shareholders for corporate actions approved by written consent of a majority of the shareholders of a company. The Reverse Split and Forward Split were authorized by the written consent of the Company’s majority shareholder, and therefore additional approval was not legally required.

Additionally, the Board did not create a special committee of the Board to approve the Reverse Split and Forward Split, but Mr. Hagan was actively involved in the Board’s review of the proposals. The Board determined that creating a Special Committee by hiring new directors and retaining independent counsel for such a special committee would have imposed significant costs and delays, which could in turn reduce the amount available to pay shareholders who receive cash following the Reverse Split and Forward Split.

Further, Mr. Hagan concluded that it was not necessary to retain an unaffiliated representative to act on behalf of the unaffiliated shareholders because retaining an unaffiliated representative would be an added expense and would not affect the outcome of the transaction. Accordingly, no report, opinion or appraisal from an outside party that is materially related to the Corporate Actions or the fairness of the consideration to be offered to such shareholders was obtained by the Company or by the Board.

Effects on Shareholders

The Company believes that the effect on shareholders being cashed out in the Reverse Split will be beneficial in that such shareholders will receive cash for their shares at a fair price without having to incur transaction costs associated with a sale. Because there has been very limited trading in the Company’s Common Stock, holders of a small number of shares may otherwise have had substantial difficulty realizing any liquidity or obtaining market value for their investment.

Shareholders who continue to hold whole shares after the Reverse Split will remain shareholders of the Company, however the transaction will have several important effects on these remaining shareholders. Upon completion of the Reverse Split and Forward Split, the number of record shareholders will be reduced below the threshold requiring registration under the Exchange Act. As a result, the Company will terminate the registration of its Common Stock and suspend its reporting obligations under the Exchange Act.

Following the termination of registration, the Company will no longer be required to file annual, quarterly, current, and other reports and documents with the SEC. Consequently, shareholders who remain after the Forward Split will no longer have access to the same level of publicly available information regarding the Company and its business, operations, and financial performance as they have historically received. The lack of publicly available financial information may also reduce liquidity and the ability to value or sell shares in the future.

Notwithstanding these effects, the Board believes that the benefits of terminating registration and eliminating the costs of SEC reporting outweigh the disadvantages, particularly given the limited shareholder base, the significant administrative and compliance costs associated with being a public reporting company, Mr. Bronson’s unwillingness to continue to fund the Company’s operating expenses as a SEC reporting company, and the minimal trading volume in the Company’s shares.

The effect of the Reverse and Forward Splits on Mr. Bronson’s direct and indirect interests in the net book value and net earnings of the Company is not material given his substantial ownership of the Company’s outstanding Common Stock prior to the transaction.

Increase in Authorized Capital Stock

In order to give the Company greater flexibility in pursuing transactions in the future, the Forward Split Amendment also provides for an increase in the Company’s authorized common shares from 30,000,000 to 70,000,000 while keeping the number of authorized preferred shares unchanged at 5,000,000.

The Company is increasing its authorized shares of Common Stock because in connection with the ongoing operation of its business, the Company will likely be required to issue shares of Common Stock, warrants, convertible debt, options and other equity awards, and other securities linked to the Company’s Common Stock, in connection with employee benefit and incentive plans and employment arrangements, for financing future operations, for acquiring other businesses, for forming strategic partnerships and alliances, and for stock dividends, among other possible transactions. No such specific issuances are currently anticipated.

Accordingly, the Board believes it is in the best interests of the Company and the best interests of the Company’s shareholders to increase the number of authorized shares of Common Stock to provide a sufficient number of authorized but unreserved shares to allow for these future issuances without the need for further shareholder approval. The Board does not intend to seek shareholder approval prior to any issuance of the authorized capital stock unless shareholder approval is required by applicable law or the rules of the stock exchange on which the Company’s shares are then listed for trading. The issuance of additional shares of Common Stock may result in substantial dilution to the Company’s existing shareholders, and such issuances may not require shareholder approval.

Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Split to certain U.S. Holders (defined below) of the Company’s Common Stock. This summary is included for general information purposes only and does not address all aspects of federal income-tax law that may be relevant to U.S Holders. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations thereunder and administrative rulings, court decisions and other legal authorities related thereto, each as in effect as of the date of this Information Statement and all of which are subject to change or differing interpretations. Any such change or differing interpretation, which may or may not be retroactive, could alter the tax consequences described herein.

The discussion below only addresses U.S. Holders who hold the Company’s Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income tax that may be relevant to shareholders subject to special rules, such as brokers or dealers in securities or foreign currencies, shareholders that are not U.S. Holders, regulated investment companies, real estate investment trusts, traders in securities who mark to market, banks, financial institutions or insurance companies, mutual funds, shareholders holding their stock through individual retirement or other tax-deferred accounts, tax-exempt organizations, shareholders holding their stock as “qualified small business stock” pursuant to Section 1202 of the Code or as Section 1244 stock for purposes of the Code, shareholders who acquired their stock in connection with the exercise of employee stock options or other employee plans or compensatory arrangements, shareholders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships, S corporations or disregarded entities for U.S. federal income tax purposes (or persons holding the Company’s Common Stock through such entities), shareholders who hold their stock as part of an integrated investment (including a “straddle,” a pledge against currency risk, a hedge or other “constructive” sale or “conversion” transaction) comprised of shares of the Company’s Common Stock and one or more other positions, shareholders who exercise dissenters’ or appraisal rights, or shareholders who may have acquired their stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code. In addition, this summary does not address any tax consequences under state, local or non-U.S. tax laws, or under estate, gift, excise or other tax laws (other than certain U.S. federal income tax consequences of the Reverse Split), any alternative minimum tax, the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Split (whether or not any such transactions are consummated in connection with the Reverse Split), or the tax consequences to holders of options, warrants (including pre-funded warrants) or other rights to acquire the Company’s common stock.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of the Company’s Common Stock that is (i) an individual citizen or resident of the United States; (ii) a corporation (including any entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person.

The Company has not sought, and does not intend to seek, a tax opinion of counsel or a tax ruling from the Internal Revenue Service (“IRS”) regarding any of the statements made in this summary. There can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. Accordingly, each shareholder should consult their own tax advisors with respect to all of the potential tax consequences of the Reverse Split.

SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE REVERSE SPLIT ARISING UNDER U.S. FEDERAL, STATE, OR LOCAL OR NON-U.S. INCOME OR NON-INCOME TAX LAW OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to the Company

We intend to treat the Reverse Split as a “recapitalization” under Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes. As a result, the Reverse Split should have no material federal income tax consequence to the Company.

Tax Consequences to Shareholders

A U.S. Holder that receives no cash as a result of the Reverse Split and continues to hold shares of the Company’s Common Stock immediately after the Reverse Split generally will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the Reverse Split will equal the aggregate adjusted tax basis of the shares held immediately prior to the Reverse Split (excluding any portion of basis allocable to any fractional share interest), and the holding period for those shares will include the holding period prior to the Reverse Split. U.S. Treasury Regulations provide detailed rules for allocating tax basis and holding periods when shares are acquired at different times or prices, and shareholders should consult their tax advisers regarding the application of those rules.

A U.S. Holder that receives cash in lieu of a fractional share, or whose shares are converted entirely into cash as a result of the Reverse and Forward Splits, will generally recognize capital gain or loss for federal income tax purposes equal to the difference between the amount of cash received and the portion of the shareholder’s adjusted tax basis allocated to the shares exchanged. Such gain or loss will be long-term if the shares were held for more than one year. Capital-loss deductions are subject to limitations under the Code.

A U.S. Holder may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Split. To avoid backup withholding, each holder of Common Stock that does not otherwise establish an exemption should provide its social security number or other taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax. Any excess amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely and properly furnished to the IRS. Holders of Common Stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.

Dissenters’ Rights

Under Nevada law, shareholders are not entitled to dissenters’ or appraisal rights with respect to the Corporate Actions.

Expenses

The Company estimates that the total payment in respect of fractional shares following the Reverse Split will be approximately $1,800.

The Company further estimates that the additional expense of completing the Corporate Actions will be approximately $40,000, including filing fees ($0.25), legal fees ($25,000), printing and mailing expenses ($10,000) and other costs and fees related to the transaction. The Company will be responsible for paying all such expenses.

Information About the Company’s Common Stock

Market Price

The Company’s Common Stock is quoted on the OTC Markets Group under the symbol RDGA as an “over the counter” security. There is no established public trading market for the shares, and quotations have been limited and sporadic. Because of the extremely low trading volume, the Company believes that the quoted prices do not necessarily reflect an active or orderly market for the shares. Accordingly, high and low bid price information is not considered reliable and is therefore not presented. The last quotation was $0.015 on October 14, 2025. Due to the lack of regular trading, this quotation should not be regarded as representative of actual transactions or as indicative of the fair market value of the Company’s Common Stock.

Dividends

The Company has not paid any dividends on the Common Stock within the last two years. Because the Company currently has no active operations, revenues, or earnings, the Board does not expect to be in a position to declare dividends for the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of the Board and will depend upon the Company’s financial condition, results of operations, capital requirements, contractual restrictions, and such other factors as the Board deems relevant.

Prior Public Offerings

The Company has not made an underwritten public offering of shares of Common Stock of any kind during the last three years.

Prior Stock Purchases

The Company has not made any purchases of shares of Common Stock during the last two years.

On April 23, 2024, the Company sold 25,000,000 shares of its Common Stock to Mr. Bronson, its President and Chief Executive Officer, at a price of $0.002 per share, for an aggregate purchase price of $50,000 which was paid in cash. The shares were offered and sold exclusively to Mr. Bronson, an accredited investor, in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Mr. Bronson represented his intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificate representing the shares issued in the transaction. The offer and sale of the shares were made without any general solicitation or advertising.

Information About the Company

Directors and Executive Officers

The directors of the Company are Mr. Bronson and Mr. Hagan. Mr. Bronson, the Company’s Chief Executive Officer, is the sole executive officer.

•	Steven N. Bronson. In addition to his role with the Company, Mr. Bronson has served since 2010 as the Chief Executive Officer and Chairman of the Board of Directors of Interlink Electronics, Inc. (NASDAQ: LINK), a global leader in sensor technology and printed electronic solutions, and since 2013 as the Chief Executive Officer and Chairman of the Board of Directors of Qualstar Corporation (OTCMKTS: QBAK), a high-quality tape library manufacturer, and its subsidiary N2Power, a manufacturer of high efficiency power supplies for diverse electronics industries. The address for Interlink is 48389 Fremont Blvd., Suite 110, Fremont, CA 94538, and the address for Qualstar is 15707 Rockfield Blvd., Suite 105, Irvine, CA 92618.

•	Leonard A. Hagan. In addition to his role with the Company, Mr. Hagan has been a partner of Hagan & Burns CPAs PC, 120 Broadway, Suite 940, New York, NY 10271, since its inception in January 1993. The address for Hagan & Burns is 120 Broadway, Suite 940, New York, NY 10271.

Neither Mr. Bronson nor, to the Company’s knowledge, Mr. Hagan has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Each of Mr. Bronson and Mr. Hagan is a citizen of the United States of America.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of the Record Date certain information regarding the beneficial ownership of the Company’s outstanding Common Stock by (i) each person who is known to the Company to own 5% or more of the Common Stock, (ii) each director of the Company, (iii) the sole executive officer of the Company and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the shareholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. The Company has based percentage ownership of its Common Stock on 27,860,773 shares of its Common Stock outstanding as of the Record Date. Unless otherwise indicated, the address of each person named in the table below is c/o Ridgefield Acquisition Corp., 732 S 6th St., Suite R, Las Vegas,  NV 89101.

As used in the table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

		Number of		Percent
Name and Address	Company Position	Shares owned		of class
Steven N. Bronson	Chairman, CEO and President	27,672,362	[1]	99.3%

Leonard A. Hagan	Director	40,000		0.1%

All directors and executive officers as a group (2 persons)		27,712,362		99.4%

(1)	This amount includes (a) 2,544,805 shares held by SB4 Investments, LLC, a Nevada limited liability company of which Mr. Bronson is the Managing Member, (b) 34,358 shares owned by relatives of Mr. Bronson for which he possesses significant influence over voting and dispositive decisions, and (c) 711 shares of Common Stock owned by a third party for which Mr. Bronson has voting control.

The Company does not have any compensation plans (including individual compensation arrangements) under which its equity securities are authorized for issuance.

Except as described above, none of the Company’s directors, executive officers, or their respective associates has any substantial direct or indirect interest, by security holdings or otherwise, in the reverse stock split, cash payment in lieu of fractional shares, or forward stock split that is not shared by all other holders of the Company’s Common Stock.

Transactions with Related Persons

The Company does not have a written policy for the review, approval or ratification of transactions with related parties or transactions that involve a potential conflict of interest. When such transactions arise, they are referred to the Board for its consideration.

Financial Information

The audited financial statements of the Company for the fiscal years ended December 31, 2024 and December 31, 2023 are included in the Company’s Annual Report on Form 10- K for the fiscal year ended December 31, 2024. The unaudited interim financial statements for the three and six months ended June 30, 2025 are included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025. Each of these filings is available for review on the SEC’s website at www.sec.gov and is incorporated herein by reference. The financial statements should be read together with the accompanying notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in those reports.

Other Information

Shareholder Proposals

The Company is not required under Nevada law or its bylaws to hold annual meetings of shareholders. All actions that shareholders are entitled to take at an annual meeting may be taken by written consent in lieu of a meeting, and the Company has historically acted with the written consent of its shareholders. Accordingly, the Company does not currently intend to hold an annual meeting of shareholders in 2026 and so the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 relating to the submission of shareholder proposals for inclusion in a proxy statement are not applicable. If the Company decides to hold a meeting of shareholders in the future, shareholders will be notified of the applicable deadlines for the submission of proposals at that time.

Additional Information

The Company files annual, quarterly, and current reports with the SEC. These filings are available for review at www.sec.gov.

Shares Held by Nominees

The Company intends for the Reverse Split and the Forward Split to treat shareholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect each of the splits for their beneficial holders. However, nominees may have different procedures, and shareholders holding shares in street name should contact their nominees.

Delivery of Documents to Security Holders Sharing an Address

The SEC’s rules permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for information statements with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders. This process, which is commonly referred to as “householding,” can reduce duplicate mailings and save printing and mailing costs. Shareholders who share an address and receive only one copy of the Information Statement will continue to be able to access and receive separate copies of the Information Statement upon request. If you prefer to receive a separate copy of this Information Statement, please contact us at: Ridgefield Acquisition Corp., c/o Registered Agents, Inc., 732 S. Sixth St., Suite R, Las Vegas, ,NV 89101 Attn: Corporate Secretary, telephone (510) 244-0424. Within 30 days of receipt of your request, the Company will promptly deliver a separate copy to you.

By Order of the Board of Directors

/s/ Steven N. Bronson
Steven N. Bronson
Chief Executive Officer

APPENDIX A
REVERSE SPLIT AMENDMENT

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
RIDGEFIELD ACQUISITION CORP.

Ridgefield Acquisition Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”) does hereby certify:

FIRST: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the consideration of the proposed amendment by the shareholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

RESOLVED FURTHER, that in order to effectuate a reverse split in the Corporation’s shares of common stock, the Board of Directors of the Corporation hereby declares it advisable that ARTICLE THIRD of the Articles of Incorporation be amended by insertion immediately following the third paragraph thereof of the following new paragraph effecting a combination of the outstanding shares of common stock:

“Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be, and is hereby, automatically reclassified and changed (without any further act) into one ten-thousandth (1/10,000th) of a fully-paid and nonassessable share of common stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation; provided, that no fractional shares shall be issued to any holder of fewer than 10,000 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair market value of such fractions of a share as of the time when this amendment becomes effective. The Corporation’s authorized shares of common stock, each having a par value of $0.001 per share, shall not be changed.”

SECOND: That thereafter, said amendment was duly adopted by Written Consent of Shareholders holding more than a majority of the outstanding shares in accordance with Section 78.320 of the Nevada Revised Statutes.

THIRD: That said amendment shall become effective at 6:00 p.m., Eastern Time, on ______, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer this __ day of _____, 2025.

RIDGEFIELD ACQUISITION CORP.

By:
Name: Steven N. Bronson
Title: Chief Executive Officer

Appendix A

APPENDIX B
FORWARD SPLIT AMENDMENT

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
RIDGEFIELD ACQUISITION CORP.

Ridgefield Acquisition Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify:

FIRST: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Articles of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the consideration of the proposed amendment by the shareholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

RESOLVED FURTHER, that in order to effectuate a split in the Corporation’s common stock, the Board of Directors of the Corporation hereby declares it advisable that the Restated Articles of the Corporation be amended by deletion of the fourth paragraph of ARTICLE THIRD in its entirety and the insertion of the following in lieu thereof:

“Without regard to any other provision of these Articles of Incorporation, each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any shareholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto), as of the date immediately prior to the time this amendment becomes effective shall be, and is hereby, automatically reclassified and changed (without any further act) into ten thousand (10,000) fully-paid and nonassessable shares of common stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 10,000:1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued. The Corporation’s authorized shares of common stock, each having a par value of $0.001 per share, shall not be changed.”

RESOLVED FURTHER, that in order to increase the Corporation’s authorized capital stock, the Restated Articles of Incorporation be further amended by deletion of the first paragraph of ARTICLE THIRD in its entirety and the insertion of the following in lieu thereof:

“The amount of the total authorized capital stock of this corporation is 75,000,000 shares consisting of 70,000,000 shares of common stock at $0.001 par value and 5,000,000 shares of preferred stock at $0.01 par value.”

SECOND: That thereafter said amendment was duly adopted by Written Consent of Shareholders holding more than a majority of the outstanding shares in accordance with Section 78.320 of the Nevada Revised Statutes.

Appendix B

THIRD: That said amendment shall become effective at 6:01 p.m., Eastern Time, on ______, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer this __ day of _____, 2025.

RIDGEFIELD ACQUISITION CORP.

By:
Name: Steven N. Bronson
Title: Chief Executive Officer

Appendix B